Exhibit 1

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER ("Plan"), dated this 2nd day of December, 2002, pursuant to Section 252 of the General Corporation Law of the State of Delaware, between I.A. Europe Group, Inc., a Delaware corporation having a principal place of business at 901 Ponce de Leon Boulevard, Coral Gables, FL 33134 ("IAEG") and General Telephony.com, Inc., a Nevada corporation having a principal place of business at 901 Ponce de Leon Boulevard, Coral Gables, FL 33134 ("General").

         WHEREAS, both of the constituent corporations desire to merge into a single corporation pursuant to this terms contained herein; and

         WHEREAS, IAEG is a wholly-owned subsidiary of General.

         NOW, THEREFORE, the corporations, parties to this Plan, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

         FIRST: IAEG hereby merges with General and said General shall be and hereby is merged with and into IAEG, and IAEG shall be the surviving corporation.

         SECOND: The Certificate of Incorporation of IAEG in effect on the date of the merger, shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving the merger.

         THIRD: The manner of converting the outstanding shares of the capital stock of each of the constituent corporations into shares or other securities of the surviving corporation shall be as follows:

         (a) Each share of General common stock which shall be outstanding on the effective date of this Agreement, all rights in respect thereto shall forthwith be changed and converted into one share of common stock of IAEG. Each share of General preferred stock which shall be outstanding on the effective date of this Agreement, all rights in respect thereto shall forthwith be changed and converted into one share of preferred stock of IAEG with no change in the rights and privileges of such preferred shares.

         (b) After the effective date of this Plan, each holder of an outstanding certificate representing shares of General preferred and/or common stock shall surrender the same to IAEG and each such holder shall be entitled upon such surrender to receive the number of shares of IAEG preferred and/or common stock as the case may be, on the basis provided herein. Notwithstanding the foregoing, any shares of Common Stock of IAEG issued and outstanding in the name of General shall be cancelled.

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         Until so surrendered, the outstanding shares of stock of General to be converted into the stock of IAEG as provided herein, may be treated by IAEG for all corporate purposes as evidencing the ownership of shares of IAEG as though said surrender and exchange had taken place. After the effective date of this Plan, each registered owner of any uncertificated shares of General preferred or common stock shall have said shares canceled and said registered owner shall be entitled to the number of IAEG preferred or common shares as the case may be, on the basis provided herein.

         FOURTH: The terms and conditions of the merger are as follows:

         (a) The by-laws of the surviving corporation as they shall exist on the effective date of this Agreement shall be and remain the by-laws of the surviving corporation until the same shall be altered, amended and repealed as therein provided.

         (b) The directors and officers of the surviving corporation shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

         (c) This merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Articles of Merger with the Secretary of State of Nevada.

         (d) Upon the merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporation shall be transferred to, vested in and devolve upon the surviving corporation without further act or deed and all property, rights, and every other interest of the surviving corporation and the merged corporation shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation respectively. The merged corporation hereby agrees from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem to be necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporation acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof and the proper officers and directors of the merged corporation and the proper officers and directors of the surviving corporation are fully authorized in the name of the merged corporation or otherwise to take any and all such action.

         FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this Plan may be terminated and abandoned by the board of directors of either corporation at any time prior to the time that this Plan filed with the Secretary of State of Nevada becomes effective.

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         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective boards of directors have caused these presents to be executed by the officers indicated below as the respective act, deed and agreement of said corporations on this 2nd day of December, 2002.

                                     General Telephony.com, Inc.


                                     By:       /s/ Victor Minca
                                         ---------------------------------
                                           Victor Minca, President

                                     I.A. Europe Group, Inc.


                                     By:       /s/ Victor Minca
                                         ----------------------------------
                                            Victor Minca, President

         I, Victor Minca, Secretary of I.A. Europe Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certify as such Secretary that the Agreement and Plan of Merger to which this Certificate is attached, after having been first duly signed on behalf of the said corporation and having been signed by General Telephony.com, Inc., a corporation of the State of Nevada, was duly adopted pursuant to Section 228 of the General Corporation Law of the State of Delaware by the unanimous written consent of the stockholders holding 100% shares of the capital stock of the corporation, same being all of the shares issued and outstanding having voting power, which Agreement and Plan of Merger was thereby adopted as the act of the stockholders of said I.A. Europe Group, Inc. and the duly adopted agreement and act of the said corporation.

         WITNESS, my hand on this 2nd day of December, 2002.

                                     /s/ Victor Minca
                                     ------------------------------
                                     Victor Minca, Secretary



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